EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 27, 2017 with respect to the consolidated financial statement of GPM Petroleum LP, contained in this Registration Statement and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Charlotte, North Carolina

April 28, 2017